Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91247, 333-95071, 333-52324, 33-22493, 33-25807, 33-26024, as amended in Registration No. 2-97533, 33-33626, 33-46518, 33-53973, 333-02029, 333-32603, 333-40565, 333-60081 and 333-90906) and on Form S-3 (Nos. 33-54477, 333-24999, 333-52213, 333-83163, 333-89899, 333-36032, 333-61600, 333-87170 and 333-12405601) of Burlington Resources Inc. of our report dated February 28, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 28, 2006